As filed with the Securities and Exchange Commission on May 16, 2003                                   Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM S-8
 REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

FLUOR CORPORATION
 (Exact name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	33-0927079 (I.R.S. Employer Identification No.)

One Enterprise Drive
Aliso Viejo, California 92656-2606

(949) 349-2000
(Address, including Zip Code, and Telephone Number,
including Area Code, of Registrant’s Principal Executive Offices)

FLUOR CORPORATION
DEFERRED DIRECTORS’ FEES PROGRAM
 (Full Title of Plan)

Lawrence N. Fisher, Esq.
Senior Vice President-Law and Secretary
Fluor Corporation
One Enterprise Drive
Aliso Viejo, California 92656
(949) 349-2000

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
	Amount	Offering	Aggregate	Amount of
Title of Securities	to be	Price Per	Offering	Registration
to be Registered (1)	Registered	Share	Price (2)	Fee

Deferred Directors’ Fees Obligations	$25,000,000	100%	$25,000,000	$2,022.50

(1)	The Deferred Directors’ Fees Obligations are unsecured obligations of Fluor Corporation to pay deferred compensation in the future in accordance with the terms of the Fluor Corporation Deferred Directors’ Fees Program.

(2)	Calculated solely for purposes hereof pursuant to 457(h).

INTRODUCTION

     Fluor Corporation, a Delaware corporation, is filing this Registration Statement on Form S-8 relating to up to $25 million of unsecured obligations of the Company to pay deferred compensation in the future (the “Obligations”) in accordance with the terms of the Fluor Corporation Deferred Directors’ Fees Program (the “Plan”).

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

     The documents containing the information specified in Part I of Form S-8 will be sent or given to eligible directors as specified by Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents which Fluor has filed with the Securities and Exchange Commission are hereby incorporated by reference into this Registration Statement:

     (a)  Fluor’s latest Annual Report on Form 10-K (File No. 001-16129) filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, or latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, that contains audited financial statements for Fluor’s latest fiscal year for which such statements have been filed;

     (b)  All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act since the end of Fluor’s fiscal year covered by the documents referred to in item (a) above; and

     (c)  The description of Fluor’s common stock set forth under the caption “Description of New Fluor Capital Stock” in Fluor’s Registration Statement on Form 10 (File No. 001-16129), together with any amendment or report Fluor files with the SEC for the purpose of updating that description.

     All documents subsequently filed by Fluor pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all such securities then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

     Any statement contained in this Registration Statement, or in a document incorporated by reference into this Registration Statement, will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is incorporated by reference into this Registration Statement modifies or supersedes the earlier statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Under the Plan, Fluor provides its non-employee directors the opportunity to agree to the deferral of a specified percentage or amount of their compensation for board service, including, but not limited to, meeting fees, retainer fees and/or annual California tax allowance. The Obligations are general unsecured obligations of Fluor to pay deferred compensation in the future in accordance with the terms of the Plan from Fluor’s general assets, and rank pari passu with other unsecured and unsubordinated indebtedness of Fluor from time to time.

     Obligations consist of amounts equal to the deferral account of each non-employee director who participates in the Plan (a “Participant”), which will be credited with the amount each Participant defers in accordance with the terms of the Plan. A Participant’s deferral account will be credited with earnings (or losses) based on the deemed investment of such amounts in one or more funds form among the investment options offered under the Plan and selected by the Participant. Additionally, qualifying deferral amounts deferred directly into the stock equivalent fund (an investment option based on the fair market value of shares of Fluor common stock) by the Participant will receive 25% matching allocations by Fluor pursuant to the Plan. All matching contributions are subject to vesting requirements and possible forfeiture. Each Participant’s Obligations will be adjusted to reflect the investment experience, whether positive or negative, of the Participant’s deferral account, including any appreciation or depreciation. Subject to certain restrictions contained in the Plan, a Participant may reallocate any part of his or her deferral account among the deemed investment funds chosen by the Participant.

     Each Obligation will be payable on a date selected by each Participant in accordance with the terms of the Plan. The Obligations will be denominated and be payable in United States dollars.

     A Participant’s right, or the right of any other person, to the Obligations cannot be sold, transferred, assigned, or otherwise alienated or hypothecated, except by the laws of descent and distribution or pursuant to a domestic relations order. Upon the death of a Participant, his or her beneficiaries, as designated by the Participant in accordance with the Plan, or in the absence of such designation, by the personal representative of Participant’s estate, shall be entitled to payments that would otherwise be made to the Participant under the Plan.

     Fluor’s obligation to pay amounts of deferred compensation under the Plan are not convertible into securities of the company, and Participants have no voting rights with respect to the Plan or the Obligations. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of Fluor. No trustee has been appointed having authority to take action with respect to the Plan or the Obligations, and each Participant is responsible for acting independently with respect to, among other things, the giving of notices, responding to any request for consents, waivers or amendments pertaining to the Plan or deferrals thereunder, and enforcing the Obligations under the Plan. The Plan provides that Fluor may establish one or more trusts for the purpose of providing for the payment of the Obligations.

     The Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates specified by each Participant, at the option of Fluor, or through operation of a mandatory or optional sinking fund or analogous provision. However, Fluor reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall adversely affect the right of a Participant to the balance of his or her deferred account as of the date of such amendment or termination.

     Fluor’s Executive Compensation Committee administers the Plan. The Committee has full discretionary authority to interpret the Plan, to determine benefits payable to Participants, to maintain records, to make rules for the regulation of the Plan and to appoint plan administrators and to take other actions necessary for the proper administration of the Plan.

Item 5. Interests of Named Experts and Counsel.

     Lawrence N. Fisher, Esq., Fluor’s Senior Vice President—Law and Secretary, has passed upon the validity of the Fluor common stock being registered hereby. Mr. Fisher is an executive officer of Fluor and holds shares of Fluor common stock. Mr. Fisher is not eligible to participate in the Plan.

Item 6. Indemnification of Directors and Officers.

     The General Corporation Law of the State of Delaware provides in general that a director or officer of a corporation (a) shall be indemnified by the corporation for all expenses of litigation or other legal proceedings when he is successful on the merits, (b) may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement of such litigation (other than a derivative suit) even if he is not successful on the merits if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful), and (c) may be indemnified by the corporation for expenses of a derivative suit (a suit by a stockholder alleging a breach by a director or officer of a duty owed to the corporation), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, provided that no such indemnification may be made in accordance with this clause (c) if the director or officer is adjudged liable to the corporation, unless a court determines that, despite such adjudication but in view of all the circumstances, he is entitled to indemnification of such expenses. The indemnification described in clauses (b) and (c) above shall be made only upon order by a court or a determination by (x) a majority of a quorum of disinterested directors, (y) under certain circumstances, independent legal counsel, or (z) the stockholders, that indemnification is proper because the applicable standard of conduct is met. Expenses incurred by a director or officer in defending an action may be advanced by the corporation prior to the final disposition of such action upon receipt of an undertaking by such director or officer to repay such expenses if it is ultimately determined that he is not entitled to be indemnified in connection with the proceeding to which the expenses related.

     Fluor’s Amended and Restated Certificate of Incorporation includes provisions that:

     1.     Eliminate, to the fullest extent permitted by Delaware law, director liability for monetary damages for breaches of fiduciary duty; and

     2.     Require that directors and officers be indemnified to the fullest extent permitted by Delaware law.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of Fluor Corporation(1)

4.2	Amended and Restated Bylaws of Fluor Corporation(2)

4.3	Fluor Corporation Deferred Directors’ Fees Program, amended and restated effective as of January 1, 2002(3)

5	Opinion of Lawrence N. Fisher, Esq. as to the legality of the securities being registered

23.1	Consent of Independent Auditors

23.2	Consent of Lawrence N. Fisher, Esq. (contained in Exhibit 5 hereto)

24	Powers of Attorney (included on signature page)

(1)	Incorporated by reference to Exhibit 3.1 of Fluor’s Registration Statement on Form 10/A (Amendment No. 1) (File No. 001-16129), filed with the SEC on November 22, 2000.

(2)	Incorporated by reference to Exhibit 3.2 of Fluor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (File No. 001-16129), filed with the SEC on March 31, 2003.

(3)	Incorporated by reference in Exhibit 10.9 of Fluor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (File No. 001-16129), filed with the SEC on March 31, 2003.

Item 9. Undertakings.

(1)	The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, Fluor Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Aliso Viejo, State of California, on May 16, 2003.

FLUOR CORPORATION

By:	/s/ Lawrence N. Fisher

Lawrence N. Fisher, Esq. Senior Vice President—Law and Secretary

POWERS OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Lawrence N. Fisher, Eric P. Helm, and Wendy. A. Hallgren and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do an perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 16, 2003.

Signature	Title

/s/ Alan L. Boeckmann Alan L. Boeckmann	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)

/s/ D. Michael Steuert D. Michael Steuert	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Victor L. Prechtl Victor L. Prechtl	Vice President and Controller (Principal Accounting Officer)

/s/ Paul M. Anderson Paul M. Anderson	Director

/s/ Peter J. Fluor Peter J. Fluor	Director

/s/ David P. Gardner David P. Gardner	Director

/s/ James T. Hackett James T. Hackett	Director

/s/ Bobby R. Inman Bobby R. Inman	Director

Signature	Title

/s/ Kent Kresa Kent Kresa	Director

/s/ Vilma S. Martinez Vilma S. Martinez	Director

/s/ Dean R. O’Hare Dean R. O’Hare	Director

/s/ Robin W. Renwick Lord Robin W. Renwick, K.C.M.G.	Director

/s/ Martha R. Seger Martha R. Seger	Director

EXHIBIT INDEX

Sequentially
Numbered
Exhibit No.	Description	Page

4.1	Amended and Restated Certificate of Incorporation of Fluor Corporation(1)

4.2	Amended and Restated Bylaws of Fluor Corporation(2)

4.3	Fluor Corporation Deferred Directors’ Fees Program, amended and restated effective as of January 1, 2002(3)

5	Opinion of Lawrence N. Fisher, Esq. as to the legality of the securities being registered

23.1	Consent of Independent Auditors

23.2	Consent of Lawrence N. Fisher, Esq. (contained in Exhibit 5 hereto)

24	Powers of Attorney (included on signature page)

(1)	Incorporated by reference to Exhibit 3.1 of Fluor’s Registration Statement on Form 10/A (Amendment No. 1) (File No. 001-16129), filed with the SEC on November 22, 2000.

(2)	Incorporated by reference to Exhibit 3.2 of Fluor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (File No. 001-16129), filed with the SEC on March 31, 2003.

(3)	Incorporated by reference in Exhibit 10.9 of Fluor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (File No. 001-16129), filed with the SEC on March 31, 2003.